Exhibit 10.13(h)

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into as of the 24th day of January, 2006, by and between J. Richard Tompkins (the "Consultant") and Middlesex Water Company (the "Company").

     WHEREAS, the Consultant has served as CEO of the Company up to his retirement as of January 31, 2003; and

     WHEREAS, the Company has previously entered into a consulting agreement with the Consultant following his retirement upon the terms and conditions set forth in such agreement; and

     WHEREAS, the Company desires to enter into another consulting agreement with Consultant upon the terms and conditions set forth herein and believes such an agreement to be in the best interests of the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Commencing February 1, 2006 and continuing up to and including January 31, 2007, the Consultant shall act as a consultant to the Company for which he will receive a fee of $50,000 per year. Although the parties have not specified a fixed time for such consulting services, it is contemplated that the Consultant will be available for such consulting services approximately three days per month based on a value of approximately $1,200 to $1,500 per day.

     2. During the consulting period, the Consultant will be available to review correspondence, render advice on projects as requested by the Company, attend various meetings as requested by the Company, and in general, to perform any and all such other services as the Company may reasonably require of the Consultant as a consultant to the Company.

     3. During the period of this consulting agreement, and continuing for a two-year period thereafter, the Consultant agrees that he will not directly, or indirectly, in any individual or representative capacity, carry on, engage or participate in any business in the State of New Jersey and Delaware that is in direct competition in any manner whatsoever with the business of the Company, except as may be expressly agreed to in writing by the Company.

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     4.   This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and this Agreement supercedes all prior communications, representations or agreements, verbal or written between the parties relating to the subject matter hereof.

     5. This Agreement is for the benefit of the Consultant and the Company and will be governed by and construed in accordance with the laws of the State of New Jersey. Neither party may assign or otherwise transfer its rights or delegate its duties under this Agreement without prior written consent, and any attempt to do so without consent is void.

     6. Each party acknowledges that he or it has had the opportunity to review the provisions of this Agreement with independent advisors (financial, legal or otherwise) prior to the execution of this Agreement by each such party.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.


                                                 MIDDLESEX WATER COMPANY

                                                 By: /s/ Dennis W. Doll
                                                     -----------------------
                                                         Dennis W. Doll
                                                         President


                                                 By: /s/ J. Richard Tompkins
                                                     -----------------------
                                                         J. Richard Tompkins